Exhibit 11


                   UNISOURCE ENERGY CORPORATION
                 COMPUTATION OF EARNINGS PER SHARE


                                        Years Ended December 31,
                                        1998       1997       1996
                                       ------     ------     ------
                                         - Thousands of Dollars -
                                          (except per share data)
Basic Earnings Per Share:
Numerator:  Net Income                $28,032    $83,572   $120,852
Denominator:
  Average Shares of Common Stock -
    Outstanding                        32,178     32,138     32,136
                                       ------     ------    -------
Basic Earnings Per Share              $  0.87    $  2.60   $   3.76
                                       ======     ======    =======

Diluted Earnings Per Share:
Numerator:  Net Income                $28,032    $83,572   $120,852
Denominator:
  Average Shares of Common Stock -
    Outstanding                        32,178     32,138     32,136
  Effect of Dilutive Securities:
    Warrants                               79         53         81
    Options                                90         87         36
                                       ------     ------    -------
  Total Shares                         32,347     32,278     32,253
                                       ------     ------    -------
Diluted Earnings Per Share            $  0.87    $  2.59   $   3.75
                                       ======     ======    =======

      Options to purchase 460,000 shares of common stock at $16.25 per share were outstanding at the end of the year 1998 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

      4.6 million of the 7.6 million warrants outstanding are exercisable into TEP common stock. See Note 13. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.